Exhibit 10.8

October 13th, 2015
Mario Rivas
Via Email
Dear Mario:
I am pleased to offer you a position with Transphorm, Inc. (the “Company”), as its Chief Executive Officer (the “CEO”) reporting to the Company’s board of directors (the “Board”). You will perform your duties as CEO primarily from the Company’s Goleta, CA offices.
1.    Duties. As CEO, you will have such duties and responsibilities commensurate with those customarily associated with that position, including such duties and responsibilities as reasonably assigned by the Board. You will devote substantially all of your time, attention and skill to such duties, except during any paid vacation and other excused absence periods, and will use your best efforts to promote the success of the business of the Company.
For the duration of your term of employment with the Company (the “Employment Term”), you agree not to (a) actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or (b) render commercial or professional services of any nature to any person or organization, whether or not for compensation, in each case, without the prior approval of the Board.
2.    Base Salary. You will receive an initial annual base salary of $350,000, which will be paid, less applicable withholdings, in accordance with the Company’s normal payroll procedures. The Board will review your salary annually and you will be eligible for salary increases subject to Board approval.
3.    Employee Benefits. You also will be eligible to receive certain employee benefits that the Company may establish from time to time for its other employees, subject to the eligibility requirements of the applicable benefit plans. You will be entitled to paid time-off each year, subject to the terms of the Company’s paid time-off policy as in effect from time to time. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.
4.    Expenses. You will be entitled to reimbursement for all reasonable and necessary out-of- pocket business, entertainment and travel expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
5.    Housing Expense. Subject to your continued employment, and during the period you are performing your duties in the Company’s Goleta, CA offices, the Company will pay your reasonable accommodation expenses in the Goleta, CA area (up to $4,000 per month), for the period from the Start Date up to the first anniversary of the Start Date (the “Housing Expenses” and together with the “Automobile Expenses” described below, the “Expenses”). Any taxable portion of the Expenses will be subject to regular withholding. To the extent any portion of the Expenses is determined to be taxable to you, the Company will provide you a tax gross-up amount, determined by the Company, necessary to pay federal and state income and employment taxes incurred by you with respect to the taxable Expenses (with such gross-up to be calculated by the Company based on the withholding rates the Company has in effect for you at the time the applicable payment is paid to you). In order to be eligible for the payment of any Expenses (or any related gross-up payment), you must remain an employee of the Company on the date such Expense or related gross-up payment is made. In no event will you receive a housing or car allowance following the first anniversary of the Start Date.
6.    Automobile Expense. Subject to your continued employment, the Company will pay for the reasonable round-trip cost of transporting your personal automobile to the Goleta, CA area. If you choose not to transport your personal automobile to the Goleta, CA area, subject to your continued employment, and during the period you are performing your duties in the Company’s Goleta, CA offices, the Company will pay your reasonable automobile rental expenses in the Goleta, CA area (up to $700 per month), for the period from the Start Date up to the first anniversary of the Start Date (either the transportation costs or the automobile rental expenses, referred to as the “Automobile Expenses”).
7.    Air Travel. Subject to your continued employment, and during the period you are performing your duties in the Company’s Goleta, CA offices, the Company will allow for travel once per month for either you or an individual of your choosing to fly to / from Goleta, CA for coach class, non-refundable, roundtrip airline tickets.
8.    Initial Option Grant. If you decide to join the Company, and subject to your continued employment on the grant date, it will be recommended that the Board or a committee thereof (the “Administrator”) grant you an option to purchase 800,000 shares of the Company’s Common Stock (the “Initial Option”) at a price per share at least equal to the fair market value per share of the Company’s Common Stock on the date of grant. The Initial Option will vest as follows: 1/12th of the shares subject to the Initial Option will vest on each monthly anniversary of the Start Date subject to your continuing to provide services to the Company, such that the Initial Option will be fully vested on the 12-month anniversary of the Start Date. The Initial Option will be subject to the terms and conditions of the Company’s equity plan and option agreement approved by the Administrator, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
9.    Additional Option Grant. In addition, upon your transition to an executive chairman role and subject to your continued service on the grant date, it will be recommended that the Administrator grant you an additional option to purchase 400,000 shares of the Company’s Common Stock (the “Additional Option”) at a price per share at least equal to the fair market value per share of the Company’s Common Stock on the date of grant. The Additional Option will vest as follows: 25% of the shares subject to the Additional Option will vest on the 1-year anniversary of the date you commence providing services as the Company’s executive chairman/grant date, or on October 1st, 2016 (whichever is later) subject to your continuing to provide services to the Company, and no shares will vest before such date. The remaining shares subject to the Additional Option will vest monthly over the next 36 months in equal monthly amounts subject to your continuing to provide services to the Company. The Additional Option will be subject to the terms and conditions of the Company’s equity plan and option agreement approved by the Administrator, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
l0.    Confidential Information Agreement: Compliance with Company Policies. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information and compliance with the arbitration provisions in the event of any dispute or claim relating to or arising out of our employment relationship.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’ Employee Handbook.
11.    Conflicting Interests. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the Employment Term, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
12.    Proof of Eligibility to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.
13.    Miscellaneous. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be October 1, 2015 (the “Start Date”). This letter (including Appendix A), along with any agreements relating to proprietary rights between you and the Company and the equity plan and stock option agreement(s), set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a member of the Board and you. This offer of employment will terminate if it is not accepted, signed and returned by October 23rd 2015.
We look forward to your favorable reply and to working with you at the Company.

Sincerely,
/s/ Brittany Bagley
Brittany Bagley
Chairman, Compensation Committee
Agreed to and accepted:

Signature:	/s/ Mario Rivas
Printed name:	Mario Rivas
Date:	Oct. 15, 2015
Enclosures
Duplicate Original Letter
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Appendix A
ADDITIONAL TERMS TO OFFER LETTER
This letter and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner.
To the extent that any payments, or any other reimbursement or in-kind benefit under this letter or under any other reimbursement or in-kind benefit plan or arrangement in which you participate during your employment or thereafter, provide for a “deferral of compensation” within the meaning of Section 409A and does not otherwise comply with Section 409A, (A) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (B) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit or payment, (C) subject to any shorter time periods provided in this letter or in the applicable reimbursement arrangement, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of your taxable year following your taxable year in which the expense was incurred, and (D) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during your employment. You and the Company agree to work together to consider amendments to this letter and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.